Exhibit (a)(6)

Welcome to Broadcom Stock calculation page — Tender Offer 2003!

Eligible employees can participate in the Offer which contains two programs, one for vested options and the other for unvested options.

Vested Options: The number of New Shares that we will issue in exchange for tendered vested options will equal (1) the number of vested options that you tender (and we accept for exchange and cancellation), multiplied by (2) the Offered Value Per Vested Option (as defined below) of those vested options, divided by (3) the last sale price of our class A common stock as reported on the Nasdaq National Market on the date we accept your tendered vested options for exchange and cancellation (or, if our acceptance occurs on a weekend or market holiday, on the immediately preceding trading day).

If the last sale price of our Class A common stock on the applicable day is not less than $12.50 per share and not more than $17.50 per share is not less than $12.50 per share and not more than $17.50 per share, the Offered Value Per Vested Option will be 100% of the amount that appears in the Range Table. If the applicable last sale price is less than $12.50 per share, the Offered Value Per Vested Option will be less than 100% of the amount that appears in the Range Table. In this event, the exact fraction will equal the last sale price on the applicable day, divided by $12.50. If the applicable last sale price is more than $17.50 per share, the Offered Value Per Vested Option will be more than 100% of the amount that appears in the Range Table. In this event, the exact fraction will equal the last sale price on the applicable day, divided by $17.50.

Unvested Options: The number of New Options will equal a percentage of the number of unvested options that you tender (rounded up, within each grant of New Options, to the next whole number) and may be less than the number of unvested options that you tender. The applicable percentage depends on the exercise price of the option.

Instructions:

This Web Modeling Tool allows you to enter your own personal option data and make your own assumptions on the key variables that affect how many New Shares and New Options you could receive for your options, how much withholding tax you could owe on the New Shares, and what the value of your New Shares could be under different scenarios. You choose and enter the data and assumptions, to help you evaluate whether you want to tender your eligible vested options and/or your eligible unvested options, which of your options you want to tender, and whether you want to participate at all in the Offer.

It is impossible to predict what the market price of our stock will be when we accept your tendered vested options for cancellation and exchange into New Shares, or when we would grant New Options in exchange for your tendered unvested options. There is no guarantee that your New Shares or New Options would have more value than the options you currently hold or even as much value. Neither Broadcom nor its Board of Directors is making any recommendation as to whether you should accept the Offer as to any of your eligible options. We cannot give you any legal, tax or investment advice with respect to the Offer. To help you make your own decision, we are providing you with this modeling tool to allow you to plug in your own data and assumptions and make your own decision.

The tool allows you to see the results of different scenarios, based on the different options you hold and differing assumptions as to what the closing price of our Class A common stock may be on the date we accept your tendered vested options. Your assumptions then determine how many New Shares you could receive and what their dollar value would be for tax purposes. The tool also allows you to enter your state or country or residence, which determines how much withholding tax you would owe on the income from your New Shares. You choose the stock price assumption.

The Offer is subject to numerous risks, which are described in the Offer to Exchange, the related Letter of Transmittal, and other documents filed with the Securities and Exchange Commission in connection with the stock option exchange program. The risk disclosures in those documents are incorporated into this modeling tool by reference. We strongly urge you to read the Offer to Exchange, and, in particular, the risk disclosures in the introductory pages and in the Summary Term Sheet, in their entirety.

Please send general comments about this application to tenderoffer@broadcom.com.
Please send web-page related comments to Webmaster.
Broadcom Proprietary & Confidential

Table of Offered Values and Percentages as a Function of Exercise Price:

			Applicable % of Unvested Options
Exercise Price (From)	Exercise Price (To)	Offered Value Per Vested Option	Converted to New Options

$23.58	$26.00	$6.48	100%
$26.01	$29.00	$6.13	100%
$29.01	$32.00	$5.73	100%
$32.01	$33.67	$5.39	100%
$33.68	$36.00	$5.21	100%
$36.01	$39.74	$4.98	100%
$39.75	$45.00	$4.64	100%
$45.01	$50.00	$4.24	95%
$50.01	$55.00	$4.18	94%
$55.01	$60.00	$4.13	93%
$60.01	$65.00	$4.08	92%
$65.01	$70.00	$4.03	91%
$70.01	$72.00	$3.98	90%
$72.01	$74.00	$3.92	89%
$74.01	$76.00	$3.87	88%
$76.01	$78.00	$3.82	87%
$78.01	$80.00	$3.77	86%
$80.01	$82.00	$3.72	85%
$82.01	$84.00	$3.66	84%
$84.01	$86.00	$3.61	83%
$86.01	$88.00	$3.56	82%
$88.01	$90.00	$3.51	81%
$90.01	$92.00	$3.46	80%
$92.01	$94.00	$3.40	79%
$94.01	$96.00	$3.35	78%
$96.01	$98.00	$3.30	77%
$98.01	$100.00	$3.25	76%
$100.01	$103.00	$3.20	75%

			Applicable % of Unvested Options
Exercise Price (From)	Exercise Price (To)	Offered Value Per Vested Option	Converted to New Options

$103.01	$106.00	$3.14	74%
$106.01	$109.00	$3.09	73%
$109.01	$112.00	$3.04	72%
$112.01	$115.00	$2.99	71%
$115.01	$118.00	$2.93	70%
$118.01	$121.00	$2.88	69%
$121.01	$124.00	$2.83	68%
$124.01	$127.00	$2.78	67%
$127.01	$130.00	$2.73	66%
$130.01	$134.00	$2.67	65%
$134.01	$138.00	$2.62	64%
$138.01	$142.00	$2.57	63%
$142.01	$146.00	$2.52	62%
$146.01	$150.00	$2.47	61%
$150.01	$155.00	$2.41	60%
$155.01	$160.00	$2.36	59%
$160.01	$165.00	$2.31	58%
$165.01	$170.00	$2.26	57%
$170.01	$175.00	$2.21	56%
$175.01	$180.00	$2.15	55%
$180.01	$185.00	$2.10	54%
$185.01	$190.00	$2.05	53%
$190.01	$195.00	$2.00	52%
$195.01	$200.00	$1.94	51%
$200.01	$220.00	$1.89	50%

Please send general comments about this application to tenderoffer@broadcom.com.
Please send web-page related comments to Webmaster.
Broadcom Proprietary & Confidential

Please enter your eligible grants (one grant per row), your state or country (for tax purposes) and your stock price assumption for new shares (at acceptance date).

The exercise price and number of your outstanding, vested and unvested options are located on your Letter of Transmittal.

Disclaimer: Please carefully review the Offer to Exchange, the Letter of Transmittal and the other documents we have filed with the Securities and Exchange Commission in connection with the stock option exchange program. These documents describe the details of the stock option exchange program and the numerous risks associated with the Offer. Each of these documents is available on this intranet website. The exact number of New Shares you could receive if you tender your eligible options in the stock option exchange program depends on several factors including the exercise price of your tendered eligible options and the market price of Broadcoms stock on the date we accept your tendered vested options. This tool enables you to calculate the number of New Shares and/or New Options that you could receive in the stock option exchange program, and the amount of withholding tax on your New Shares you would be responsible for, by permitting you to input the total number of options you hold in each grant, the number of vested options in each grant, the exercise prices of your eligible options, your stock price assumption for Broadcom stock on the date we accept your tendered vested options, and applicable tax rates. This tool is for illustrative purposes only. There can be no assurance that your assumptions will prove to be correct or that you will receive the number of New Shares shown in this tool.
The application developer or Broadcom is NOT responsible for any error in the calculations. Please send general comments about this application to tenderoffer@broadcom.com.
Please send web-page related comments to Webmaster. Broadcom Proprietary & Confidential

Tender Offer 2003 — Analysis Result:

Grant Detail		Vested Options				Unvested Options

Exercise	Options	Vested	Offered Value	Total Offered	New Shares	Unvested	Applicable	New
Price	Outstanding	Options	Per Vested Option	Value	(est)	Options	Percentage	Options

$39.75	10,000	5,000	$4.64	$23,200	1,547	5,000	100%	5,000

Total	10,000	5,000	—	$23,200	1,547	5,000	—	5,000

Your Assumed Tax Withholding Rate = 44.85%				($10,406)	694	<== Your Assumed Tax Withholdings at Acceptance Date

Your Assumed Stock Price at Acceptance Date = $15				$12,794	853	<== Your Assumed Net Offered Value at Acceptance Date

Disclaimer: Please carefully review the Offer to Exchange, the Letter of Transmittal and the other documents we have filed with the Securities and Exchange Commission in connection with the stock option exchange program. These documents describe the details of the stock option exchange program and the numerous risks associated with the Offer. Each of these documents is available on this intranet website. The exact number of New Shares you could receive if you tender your eligible options in the stock option exchange program depends on several factors including the exercise price of your tendered eligible options and the market price of Broadcoms stock on the date we accept your tendered vested options. This tool enables you to calculate the number of New Shares and/or New Options that you could receive in the stock option exchange program, and the amount of withholding tax on your New Shares you would be responsible for, by permitting you to input the total number of options you hold in each grant, the number of vested options in each grant, the exercise prices of your eligible options, your stock price assumption for Broadcom stock on the date we accept your tendered vested options, and applicable tax rates. This tool is for illustrative purposes only. There can be no assurance that your assumptions will prove to be correct or that you will receive the number of New Shares shown in this tool.
The application developer or Broadcom is NOT responsible for any error in the calculations. Please send general comments about this application to tenderoffer@broadcom.com.
Please send web-page related comments to Webmaster. Broadcom Proprietary & Confidential